Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Akanda Corp.

We consent to the inclusion in this Registration Statement on Form S-8 (this “Registration Statement”) of Akanda Corp. our report dated May 2, 2022 relating to the financial statements which appear in the Annual Report on Form 20-F for the year ended December 31, 2021.

/s/ BF Borgers CPA PC

Certified Public Accountants
Lakewood, Colorado
October 21, 2022